Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 14, 2005 (May 17, 2005 as to Note 22, Pending Acquisition, and the references to segment information in Notes 1, 4, 5 and 19) relating to the consolidated financial statements of R. R. Donnelley & Sons Company (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s acquisition on February 27, 2004 of all the outstanding shares of Moore Wallace Incorporated) appearing in the R. R. Donnelley & Sons Company Current Report on Form 8-K dated May 18, 2005, and our reports relating to the financial statement schedule of R. R. Donnelley & Sons Company and management’s report on the effectiveness of internal control over financial reporting dated March 14, 2005, appearing in the Annual Report on Form 10-K of R. R. Donnelley & Sons Company for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, IL

October 6, 2005